================================================================================

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549

[_] Check this box if         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    no longer subject
    to Section 16.         Filed pursuant to Section 16(a) of the Securities
    Form 4 or Form 5          Exchange Act of 1934, Section 17(a) of the
    obligations may          Public Utility Holding Company Act of 1935 or
    continue. See          Section 30(f) of the Investment Company Act of 1940
    Instruction 1(b).

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Holmes                      Gregory                          Bruce
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                              11190 Biscayne Blvd.
--------------------------------------------------------------------------------
                                   (Street)

         Miami                        FL                              33181
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol    SFBC International, Inc. (SFC)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)   ###-##-####
                ---------------

4.  Statement for Month/Year                        10/00
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)              N/A
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [X] Director    [X] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                    VICE PRESIDENT-CLINICAL OPER.
    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          10/11/00   P               2,000         A         $8.00                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          10/12/00   P               500           A         $7.50                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          10/12/00   P               1,000(1)      A         $7.50                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          10/26/00   P               300           A         $6.69                          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          10/26/00   P               1,000(1)      A         $6.69     5,800                D
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v)

                                                                          (Over)
                                                                 SEC 1474 (7-96)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                          ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Options (2)           $1.25               06/02/99
-----------------------------------------------------------------------------------------------------------------------------
Warrants                           $9.60               10/11/00            A                      1,000
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                              03/15/00  03/15/09  Common Stock  160,000                  160,000         D
------------------------------------------------------------------------------------------------------------------------------------
                              10/11/01  10/11/05  Common Stock  1,000        $0.25       1,000           D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Shares purchased by Dr. Gregory Holmes and Janna Lynn Holmes as joint tenants with right of survivorship.

(2) Commencing 3/15/99, these options shall vest annually on March 15 in four equal increments of 40,000 shares.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


          /s/ Gregory B. Holmes            December 08, 2000
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.